                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE             Contact:        Michael Noonan (713) 654-9506
OTC: STXX                Investor Hotline:                       (888) 445-4319
                                 Web Site:            www.sterlingchemicals.com

                  STERLING CHEMICALS ANNOUNCES NEW FINANCING

    Houston, Texas, June 30, 1999 ... Sterling Chemicals Holdings, Inc. announced today its intention to implement a proposed refinancing plan for its wholly owned subsidiary, Sterling Chemicals, Inc. Under the refinancing plan, Sterling Chemicals would issue $295 million of new senior secured notes and establish two new secured revolving credit facilities totaling $155 million. The proceeds of the sale of the new notes and the initial borrowings under the new revolving credit facilities would be used to fully repay and terminate Sterling's existing secured bank term loans and existing secured revolving credit facility, with the remaining borrowing capacity under the new revolving credit facilities to be available for working capital and general corporate purposes. The purpose of the refinancing would be to increase Sterling Chemical's liquidity by eliminating near-term debt amortization and financial covenants associated with the existing bank debt, as well as increasing revolving credit availability.

    The new senior secured notes will be offered in private placement transactions only to qualified institutional buyers and certain non-U.S. persons. Sterling currently expects to commence the senior secured notes offering during the week of July 5, 1999. The new senior secured notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there by any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

    The refinancing is dependent on market conditions and other factors, and no assurances can be given that the refinancing will be completed.

    Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers, and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant in Texas City, Texas; an acrylic fibers plant near Pensacola, Florida; and pulp chemical plants in five Canadian locations and one U.S. site.

    This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Sterling Chemicals believes that such statements are based on reasonable assumptions, it can give no assurance that its expectations will in fact occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices and global economic conditions, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling's Annual Report on Form 10-K for fiscal 1998.